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                                                                    Exhibit L(2)

                               PURCHASE AGREEMENT
                               ------------------

            Credit Suisse Warburg Pincus Cash Reserve Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

            1. The Fund offers CSAM and CSAM hereby purchases one share of common stock of the Fund, which shall be designated as a Class A share, having a par value of $.001 per share, at a price of $1.00 per Share (the "Initial Share"), the Fund agreeing to waive the initial sales charge on such purchase. CSAM hereby acknowledges receipt of a certificate representing the Initial Share and the Fund hereby acknowledges receipt from CSAM of $1.00 in full payment for the Initial Share.

            2. CSAM represents and warrants to the Fund that the Initial Share is being acquired for investment purposes and not for the purpose of distributing it.

            3. CSAM agrees that if any holder of the Initial Share redeems such Share in the Fund before one year after the date upon which the Class A of the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses of that Class.

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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 2nd day of October, 2001.

                                       CREDIT SUISSE WARBURG PINCUS CASH
                                       RESERVE FUND, INC.

                                       By:/s/Hal Liebes
                                          -------------
                                          Name: Hal Liebes
                                          Title: Vice President and Secretary

ATTEST:

/s/Rocco DelGuercio
-------------------
                                       CREDIT SUISSE ASSET MANAGEMENT, LLC

                                       By: /s/Hal Liebes
                                           -------------
                                           Name: Hal Liebes
                                           Title: Managing Director and General
                                           Counsel

ATTEST:


/s/Kimiko Fields
----------------
                                      -2-